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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 2

                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          RIDGEWOOD ENERGY L FUND, LLC
             (Exact Name of Registrant as Specified in its Charter)



              Delaware                              11-3719724
  ----------------------------------   -------------------------------------
  (State of other Jurisdiction of       (I.R.S. Employer Identification No.)
   Incorporation or Organization)



 1314 King Street, Wilmington, Delaware                19801
-----------------------------------------  -----------------------------------
(Address of Principal Executive Offices)             (Zip Code)


        Registrant's telephone number, including area code (201) 447-9000

                           ---------------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None


        Securities to be registered pursuant to Section 12(g) of the Act:


                              Title of each class:
                              --------------------

                          Shares of Membership Interest


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                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Item 1.   Business....................................................    1
Item 2.   Financial Information.......................................   19
Item 3.   Properties..................................................   22
Item 4.   Security Ownership of Certain Beneficial Owners and
            Management................................................   23
Item 5.   Directors and Executive Officers............................   24
Item 6.   Executive Compensation......................................   25
Item 7.   Certain Relationships and Related Transactions..............   25
Item 8.   Legal Proceedings...........................................   26
Item 9.   Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters....................   26
Item 10.  Recent Sales of Unregistered Securities.....................   26
Item 11.  Description of Registrant's Securities to be Registered.....   26
Item 12.  Indemnification of Directors and Officers...................   31
Item 13.  Financial Statements and Supplementary Data.................   32
Item 14.  Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure..................................   32
Item 15.  Financial Statements and Exhibits...........................   32

ITEM 1. BUSINESS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This Registration Statement on Form 10, including all documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and the "safe harbor" provisions thereof. These forward-looking statements are usually accompanied by the words "anticipates," "believes," "plan," "seek," "expects," "intends," "estimates," "projects," "will likely result," "will continue," "future" and similar terms and expressions. The forward-looking statements in this registration statement reflect the Fund's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, among other things, the high-risk nature of oil and gas exploratory operations, the fact that the Fund's drilling activities are managed by third parties, the volatility of oil and gas prices and extraction, and those other risks and uncertainties discussed in Item 1 under "Risk Factors" and elsewhere in this registration statement, that could cause actual results to differ materially from historical results or those anticipated. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact occur or prove to be accurate. Readers should not place undue reliance on the forward-looking statements contained herein, which speak only as of today's date. The Fund undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after today. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Fund's behalf are expressly qualified in their entirety by this section.

BACKGROUND

         Ridgewood Energy L Fund, LLC (the "Fund") is a Delaware limited liability company and was formed on May 27, 2004 to acquire interests primarily

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in natural gas projects located in the U.S. waters of the Gulf of Mexico, although the Fund would also consider investments in oil projects in the Gulf of Mexico. Ridgewood Energy Corporation ("Ridgewood Energy"), a Delaware corporation, is the Manager. As the Manager, Ridgewood Energy has direct and exclusive control over the management and control of Fund operations.

         The Fund initiated its private placement offering on July 6, 2004, selling whole and fractional shares of membership interests at $150,000 per share. There is no public market for these shares and one is not likely to develop. In addition, the shares are subject to restrictions on transfer and resale and cannot be transferred or resold except in accordance with the Fund's LLC Operating Agreement and applicable federal and state securities laws.

         The offering was terminated on September 30, 2004. The Fund raised approximately $51.4 million. After payment of $7.8 million in offering fees, commissions and investment fees, the Fund had approximately $43.6 million for investments and operating expenses. As of June 30, 2005, the Fund had approximately 539 shareholders.

THE MANAGER
-----------

         Ridgewood Energy is the Manager of the Fund. Ridgewood Energy was founded in 1982 by Robert E. Swanson. As the Manager, Ridgewood Energy has direct and exclusive control over the management of the Fund's operations. With respect to project investment, Ridgewood Energy locates potential projects, conducts appropriate due diligence and, negotiates and completes the transactions in which the investments are made. This includes not only review of existing title documents, reserve information, and other technical specifications regarding a project, but also the review and preparation of participation agreements and other agreements relating to an investment.

         In addition, Ridgewood Energy performs (or arranges for the performance of) the management and administrative services required for Fund operations. Among other services, it administers the accounts and handle relations with the shareholders, including tax and other financial information. In addition, Ridgewood Energy provides the Fund with office space, equipment and facilities and other services necessary for its operation. Finally, Ridgewood Energy manages and conducts the Fund's relations with custodians, depositories, accountants, attorneys, brokers/dealers, corporate fiduciaries, insurers, banks and others, as required. Although the cost and expense of providing these "management" services is paid by the Manager, the actual costs to retain and engage these outside experts is paid by the Fund.

         The Fund is responsible for all other expenses it incurs, including expenses of preparing and printing periodic reports for shareholders and the Commission, postage for mailings, commission fees, interest, taxes, outside legal, accounting and consulting fees, litigation expenses and other expenses properly payable by us. The Fund is required to reimburse Ridgewood Energy for all such Fund expenses paid by it.

PROJECTS

         The Fund's primary investment objective is to generate cash flow for distribution to shareholders from the exploration and possible development of oil and gas prospects in the offshore waters of Texas and Louisiana in the Gulf of Mexico on the outer continental shelf. All of the Fund's projects are located

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in these offshore waters and the Manager anticipates future projects, if any, will likewise be located in the same area of the Gulf of Mexico.

         As of the date of this filing, the Fund owns a 20% working interest (as defined in this Item 1 under "Working Interests in Oil and Gas Leases") ownership in each of the two wells on South Timbalier 77, operated by Millennium Offshore Group, and a 25% working interest in East Cameron 48, operated by Apache Corporation. The Fund had a 20% and a 7.5% working interest in West Cameron 103 and Main Pass 155, respectively, both of which were unsuccessful. These wells have since been plugged and the projects have been abandoned. These projects are described more fully below and in the table in Item 3. Properties.

         The Main Pass 155 Project

         The Main Pass 155 Project consisted of ten (10) lease blocks, Main Pass 154-157, Viosca 338-339, and Chandeleur 43, all of which were located approximately 46 miles offshore of Alabama. Samson Offshore Group was the operator and the entity from which the Fund acquired the working interest. The Fund was to earn an assignment of a 7.5% working interest in these ten lease blocks while an affiliate, The Ridgewood Energy M Fund, LLC, was to earn a 30% interest. Drilling of the Main Pass Project began in June 2005. Since that time, the Fund has discovered that the Main Pass Project is a dry-hole. As of June 30, 2005, the Fund spent $975,826 for drilling and development costs, which are reflected as "dry-hole costs" on the accompanying statement of Operations.

         The Fund paid a "promote" with respect to this project, which essentially requires a party to pay more than its share of dry-hole costs. The payment of a promote is not unusual in the natural gas exploration industry and is usually done when a party desires to purchase a percentage of a desirable lease block(s) or well(s).

         South Timbalier 77

         The South Timbalier 77 consists of two wells, #4 and #5, both of which as of the date of this filing are producing. As of June 30, 2005, the Fund has spent a total, for both wells, of $7,825,620. South Timbalier is located approximately 37 miles offshore of Louisiana. Millennium Offshore Group, Inc. ("MOGI") is the operator and the entity from which the Fund acquired the working interest. The Fund's affiliate, The Ridgewood Energy N Fund, LLC, owns a 30% working interest in the South Timbalier Project.

         West Cameron 103

         The Fund participated in an exploratory test well paying 26.666% of the dry-hole costs to earn a 20% working interest in the lease covering West Cameron
103. Drilling the well resulted in a dry hole. The Fund paid the operator, Gryphon Exploration Company for certain lease, regulatory, seismic and overhead costs. As of June 30, 2005, the Fund has spent $2,785,168. The well was plugged and abandoned on November 6, 2004. The Ridgewood Energy K Fund, LLC, also had a 40% working interest ownership in the project.

         East Cameron 48

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         In July 2005, the Fund executed a participation agreement with Apache
Corporation for a 25% working interest in East Cameron 48. East Cameron #48 was located offshore of Louisiana. In September 2005, the Fund has discovered the well is dry. To date, the Fund has spent $5,741,919 which will be recorded as dry hole cost in the Fund's Q3 10Q.


Acquisition Criteria
--------------------

         The Manager has control over the selection of projects, the percentage investment and ownership interest acquired. In evaluating various potential investments, the Manager conducts due diligence of each such project against a list of factors that it believes will result in the selection of those projects that have the highest probability of success. These factors, in no particular order, include, but are not limited to, the following:

          o targeting projects that have or are expected to have operators with significant resources and experience in oil and gas exploration;

          o targeting projects that have or are expected to have partners that also have significant resources and experience in oil and gas exploration;

          o technical quality of the project including its geology, seismic profile, locational trends, and whether the project has potential for multiple prospects.

          o    oil or gas reserve potential;

          o whether and the extent to which the operator participates as a working interest owner in the project;

          o economic factors, such as potential revenues from the project, the rate of return, and estimated time to first production;

          o    risk factors;

          o existence of drilling rigs, platforms and other infrastructure, at or nearby the project;

          o    proposed drilling schedule;

          o terms of the proposed transaction, including contractual restrictions and obligations and lease term; and

          o    overall cost of the project.

Plan of Operation for Remainder of Fiscal Year 2005
---------------------------------------------------

         The Fund does not act as an operator of any project or lease block in which it has invested. During the remainder of 2005, the Fund intends to monitor the drilling and, if applicable, the completion activities of the operator including, without limitation, review of expenditures and proposed budgets, participation in progress meetings, and general oversight of activities at the project.

WORKING INTEREST IN OIL AND GAS LEASES

         Existing projects are, and future projects, if any, are expected to be, located in the waters of the Gulf of Mexico offshore from Louisiana and Texas on the outer continental shelf, or the OCS. The Outer Continental Shelf Lands Act, or the OCSLA, which was enacted in 1953, governs certain activities with respect to working interests and the exploration of oil and natural gas in the OCS.

         Under OCSLA, as amended, the United States federal government has jurisdiction over oil and gas exploration and development on the OCS. As a result, the United States Secretary of the Interior is empowered to sell exploration, development and production leases of a defined submerged area of the OCS, or a block, through a competitive bidding process. Such activity is conducted by the Minerals Management Services, or MMS, an agency of the United States Department of Interior. As part of the leasing activity and as required by the OCSLA, the leases auctioned include specified lease terms such as the length of the lease, the amount of royalty to be paid, lease cancellation and suspension, and, to a degree, the "planned activities" of exploration and production to be conducted by the lessee. In addition, the OCSLA grants the Secretary of the Interior continuing oversight and approval authority over exploration plans throughout the term of the lease.

         The winning bidder(s) at the lease sale, or the lessee(s), are given a lease by the MMS that grants such lessee the exclusive right to conduct oil and gas exploration and production activities within a specific lease block, or working interest. Leases in the OCS are generally issued for a primary lease term of 5, 8 or 10 years depending on the water depth of the lease block. The 5-year lease term is for blocks in water depths generally less than 400 meters, 8 years for depths between 400 meters to 800 meters and 10 years for depths in excess of 800 meters. During this "primary lease term," except in limited circumstances, lessees are not subject to any particular requirements to conduct exploratory or development activities. However, once a lessee drills a well and begins production, the lease term is extended for so long as the well continues in commercial production.

         The lessee of a particular block, for the term of the lease, has the right to drill and develop exploratory wells and conduct other activities throughout the block. If the initial well on the block is successful, a lessee (or third-party operator for a project) may conduct additional geological studies and may determine to drill additional development wells. If a development well is to be drilled in the block, each lessee owning working interests in the block must be offered the opportunity to participate in, and cover the costs of, the development well up to that particular lessee's working interest ownership percentage.

         Generally, working interests in an offshore lease under the OCSLA pay a 16.67% royalty to the MMS. Therefore, the net revenue interest of the holders of 100% of the working interest in the projects in which the Fund will invest is approximately 83.33% of the total revenue of the project, and, further reduced by any other royalty burdens that apply to a lease block. However, as described below, the MMS has adopted royalty relief for existing OCS leases for those who drill deep gas wells.

MMS DEEP GAS ROYALTY INCENTIVE

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         On January 26, 2004, the MMS promulgated a rule providing incentives for companies to increase deep gas production in the Gulf of Mexico (the "Royalty Relief Rule"). Under the Royalty Relief Rule, lessees will be eligible for royalty relief on their existing leases if they drill and perforate wells for new and deeper reserves at depths greater than 15,000 feet subsea. In addition, an even larger royalty relief would be available for wells drilled and perforated deeper than 18,000 feet subsea. It should be noted that the Royalty Relief Rule does not extend to deep waters of the Gulf of Mexico off the continental shelf nor does it apply if the price of natural gas exceeds $9.34/mmbtu. The Royalty Relief Rule is limited to leases in a water depth less than 600 feet. Currently, the only Fund project that may be able to claim royalty relief under the Royalty Relief Rule is the South Timbalier #4 well, which is producing and has reached depths in excess of 15,000 feet. South Timbalier #5 well is also producing but has not reached 15,000 feet.

OIL AND GAS AGREEMENTS

         As of the date of this filing, the Fund does not have gas or oil sales agreements with any particular customer or entity. Millennium Offshore Group, as operator, is currently marketing and selling the Fund's gas, along with their own, to the public market and receiving market prices for such gas. The Manager believes that it is likely that gas from the other Fund projects will also have access to pipeline transportation and can also be marketed in a similar fashion. Given current market prices, the Fund anticipates that it will continue to market and sell gas through its operator at market prices.

OPERATOR

         The projects in which the Fund has invested are operated and controlled by an unaffiliated third-party entity acting as operator. The operator is responsible for drilling, administration and production activities for leases jointly owned by working interest owners and acts for the account of all such owners under the terms of the applicable operating agreements. In certain circumstances, operators will enter into agreements with independent third-party subcontractors and suppliers to provide the various services required for operating leases. The Fund's current operators are Millennium Offshore Group and Apache Corporation. In 2004, the Fund also had operating agreements with Gryphon Exploration and Samson Offshore but, as mentioned earlier, the wells for which these entities acted as operator were unsuccessful.

         Because the Fund does not operate any of the projects in which it acquired an interest, shareholders must not only bear the risk that the Manager will be able to select suitable projects, but also that, once acquired, such projects will be managed prudently, efficiently and fairly by their operators.

         Copies of the Fund's offshore operating agreements are attached hereto as exhibits.

INSURANCE

         The Manager has obtained hazard, property, general liability and other insurance in commercially reasonable amounts to cover the projects, as well as general liability and similar coverage for its business operations. However, there is no assurance that such insurance will be adequate to protect the Fund from material losses related to the projects. In addition, the Manager's past practice has been to obtain insurance as a package that is intended to cover most, if not all, of the funds under management. While the Manager believes that

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it has obtained adequate insurance in accordance with customary industry practices, the possibility does exist that depending on the occurrence, there may not be enough insurance to entirely cover any losses we sustain.

SALVAGE FUND

         As to projects in which the Fund owns a working interest, the Fund will budget in a separate interest-bearing account, or a salvage fund, a portion of the Fund's share of net revenue, if any, that it receives from the production and sale of oil and gas from each project. The purpose of the salvage fund, which is in the nature of a sinking fund, is to provide for the Fund's proportionate share of the anticipated gross cost net of anticipated salvage value of dismantling production platforms and facilities, plugging and abandoning the wells, and removing the platforms, facilities and wells in respect of each of such projects after their useful life, in accordance with applicable federal and state laws and regulations. There is no assurance that the salvage funds will have sufficient assets to meet these requirements, and any unfunded expenses will be a liability of the Fund. Any portion of a salvage fund that remains after the Fund pays its share of the actual salvage cost will be distributed to the shareholders. Payments to each salvage fund will reduce the amount of cash distributions that may be made to shareholders by the Fund.

SEASONALITY

         The Fund's business operations are not subject to seasonal fluctuation that would result in more of the Fund's oil and gas being sold, or likely to be sold, during one or more particular months or seasons. Once a well is drilled and reserves of oil and gas are determined to exist, the operator of the well extracts such reserves throughout the year. Oil and gas, once extracted, can be sold at any time during the year.

         However, the Fund's business operations and sales are subject to seasonal "risks" that may affect, if anything, the price for such oil and gas. For example, during hurricane season, the number and intensity of and resulting damage from hurricanes in the Gulf of Mexico region could affect the supply and price of oil and gas.

CUSTOMERS

         The South Timbalier 77 project began producing in August, 2005. As of the date of this filing, the Fund has no other producing properties. The operator, Millennium Offshore Group, is currently marketing and selling the Fund's gas, along with their proportionate share of gas from the project, to the public market and the Fund is receiving market prices for such gas. As a result, the Fund has not yet contracted with third parties to sell oil or gas and therefore has no customers or any one customer upon which it depends for more than 10% of its revenue. As of June 30, 2005 there were no producing wells and therefore no production revenue.

COMPETITION

         Strong competition exists in the acquisition of oil and gas leases and in all sectors of the oil and gas exploration and production industry. Although the Fund has not competed for the acquisition of working interests from the MMS, it does compete with other companies for the acquisition of percentage ownership interests in working interests in the secondary market. Many companies with whom

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we compete for these working interests tend to be larger companies that have financial and other resources substantially larger than those of the Fund.

EMPLOYEES

         The Fund has no employees as the Manager operates and manages the Fund.

REGULATION

         Oil and gas exploration and development activities are subject to federal, state and local laws and regulations.

         Regulations governing exploration and development activities require the Fund's operators to obtain permits to drill wells and to meet bonding and insurance requirements in order to drill, own or operate wells. In addition, the location of wells, the method of drilling and casing wells, the restoration of properties upon which wells are drilled and the plugging and abandoning of wells are also subject to regulations.

         Federal offshore leases are administered by the MMS pursuant to regulations promulgated under the Outer Continental Shelf Lands Act. Lessees must obtain MMS approval for exploration, development and production plans prior to the commencement of offshore operations. In addition, approvals and permits are required from other agencies such as the U.S. Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency. The MMS has promulgated regulations requiring offshore production facilities and pipelines located on the outer continental shelf to meet stringent engineering and construction specifications, and has proposed and/or promulgated additional safety-related regulations concerning the design and operating procedures of these facilities and pipelines. MMS regulations also restrict the flaring or venting of oil and gas, and proposed regulations would prohibit the flaring of liquid hydrocarbons and oil without prior authorization. The MMS has promulgated regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities.

         Moreover, the operator's activities are also subject to numerous laws relating to environmental protection including, but not limited to, the Federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, and comparable state and local requirements and the Outer Continental Shelf Lands Act.

RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in this registration statement. This registration statement contains forward-looking statements that involve risks and uncertainties. The Fund's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause these differences include those discussed below as well as those discussed elsewhere in this registration statement.

GENERAL RISKS RELATED TO OIL AND GAS EXPLORATION, DRILLING, AND OPERATIONS

SOME OF THE FUND'S DRILLING ACTIVITIES HAVE NOT BEEN SUCCESSFUL AND FUTURE DRILLIGN ACTIVITIES MAY NOT BE SUCCESSFUL.

         As mentioned earlier, two of the Fund's projects, West Cameron 103 and Main Pass 155, were unsuccessful, resulting in dry holes. Notwithstanding the best efforts of the Manager in selecting projects, there is always significant risk that despite contrary indications, a project will not have commercially productive oil and gas reservoirs. In addition, costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     o    unexpected drilling conditions
     o    pressure or irregularities in formations
     o    equipment failures or accidents
     o    fires, explosions, blow-outs and cratering
     o    marine risks such as capsizing, collisions and hurricanes
     o    adverse weather conditions
     o    shortages or delays in the delivery of equipment

         The drilling activities of the Fund's existing and future projects may not be successful and, if unsuccessful, will have an adverse effect on the future results of Fund operations, financial condition and the availability of cash for distribution to shareholders. Although all drilling, whether developmental or exploratory, involve these risks, exploratory drilling involves greater risks of dry-holes. Therefore, drilling activities may be unprofitable, not only from non-productive wells, but also from wells that do not produce oil and gas in sufficient quantities or quality to return a profit on the capital dollars invested.

GAS RESERVE DATA AS WELL AS ESTIMATES OF FUTURE GAS PRICES AND REVENUE IS VERY UNCERTAIN AND MAY BE WRONG.

         Estimates of reserves by necessity are projections based on engineering and geological data, including but not limited to volumetrics, reservoir size, reservoir characteristics, the projection of future rates of production and the timing of future expenditures. The process of estimating oil and gas reserves requires substantial evaluation on the part of the petroleum engineers and petroleum geologists, resulting in determinations that are not always precise, particularly with respect to new discoveries. The Manager will review the reserve analysis provided by the operators, and may retain independent engineers to review such reserve analysis and/or conduct an independent review. In any event, future performance that deviates significantly from reserve reports could have a material adverse effect on Fund operations, business and prospects, as well as on the amounts and carrying values of such reserves.

         In addition, the Fund's revenues, profitability and cash flow are highly dependent on the prices of oil and gas, which are affected by numerous factors beyond the Fund's control. Gas prices have historically been very volatile. There can be no guarantee that oil and gas prices in the future will be sufficient to make a profit on the sale of the Fund's oil and gas.

OPERATING RISKS MAY CAUSE SUBSTANTIAL LOSSES THAT MAY NOT BE COVERED BY
INSURANCE

         The Manager carries insurance on all of its projects. Many of the policies carry certain deductibles that must first be paid before collecting under such policy. In addition, offshore operating agreements normally require the operator to carry insurance to cover its activities and operations under the agreement. Nevertheless, risks include: fires; explosions; blow-outs; uncontrollable flows of gas, formation water or drilling fluids; pipe or cement failures; casing collapses; abnormally pressured formations; acts of terrorism; and environmental hazards such as oil and gas leaks, pipeline ruptures and discharges of toxic gases. Insurance to cover some of these risks may be prohibitively expensive or unavailable particularly with respect to acts of terrorism. Insurance may not be sufficient to cover certain of these catastrophic events.

         Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, the Fund could incur substantial liabilities that may not be covered entirely by insurance which could reduce or eliminate dollars available for exploration and development programs and acquisitions, or could result in a loss of the Fund's interest in projects.

ADDITIONAL GOVERNMENT REGULATIONS MAY AFFECT THE FUND'S OPERATIONS OR THE PRICE OF THE FUND'S OIL AND GAS

         The oil and gas exploration, drilling and development business is subject to government regulation including regulations of the MMS and certain environmental regulations. Government regulations may also impact the market for oil and gas, which could adversely affect the price at which they are sold. Government regulations affecting environmental matters or offshore drilling and exploration activities could adversely impact Fund activities. Finally, while the gathering and processing of oil and gas is generally not subject to rate regulation, under certain circumstances, the government may attempt nevertheless to exercise such jurisdiction. There is no way for the Manager to predict the nature and extent to which such regulations or other political activity may affect the Fund operations.

THE FUND MUST RELY ON THIRD PARTIES OVER WHICH WE HAVE MINIMAL OR NO CONTROL TO OPERATE ITS PROJECTS.

         The Fund does not own any drilling equipment nor does it maintain a staff for on-site operations. Accordingly, the Fund will rely on the operators and other third parties over whom the Fund and the Manager have little or no control for drilling and other operations with respect to the projects in which the Fund has invested. Moreover, the Manager is not required to share technical information regarding operations and drilling from the operator with the Fund shareholders. As a result, Fund shareholders are relying exclusively on the Manager to adequately manage any such relationship with a third party. However, the Fund has acquired projects in which the operators have significant resources, are experienced, and have a long term presence in the Gulf of Mexico including, but not limited to, Millennium Offshore Group, Apache Corporation, Samson Offshore Company and Gryphon Exploration Company.

THE WORKING INTERESTS IN WHICH THE FUND HAS INVESTED ARE JOINTLY OWNED WITH OTHER PARTICIPANTS, INCLUDING THE OPERATOR, AND DECISIONS ABOUT THE PROJECT MAY BE CONTROLLED OR INFLUENCED BY THESE PARTICIPANTS.

         The Fund owns working interests in the projects in which unrelated third party entities, including the operator, participate as working interest owners. Although the Manager may have the right to participate in decisions affecting the development of such projects, important decisions with respect to development activities, which may be unfavorable to us, may be controlled or affected by the other owners of working interests in such projects. Finally, the Fund could be held liable for the joint activity obligations or the tortious actions of such other working interest owners.

         If the Fund's co-participants fail to pay their portion of the lease acquisition, drilling, testing and, if appropriate, completion costs for any well, the project may lack sufficient funds to perform such work. Moreover, while the Manager will monitor and participate in decisions affecting exploration and development of the leases or wells in which the Fund will acquire a working interest, decisions with respect to lease exploration and development activities may be controlled by the other participants.

THE SALVAGE FUND MAY BE INSUFFICIENT TO COVER SALVAGE COSTS AND THE FUND MAY BE LIABLE FOR THE EXCESS.

         As indicated above, the Fund has created a salvage fund to cover certain anticipated salvage costs associated with the Fund's projects. There is no assurance that the salvage fund will have sufficient assets to meet these requirements, and the Fund may be liable for its percentage share of unfunded expenses.

THE FUND HAS A LIMITED OPERATION HISTORY AND RELIES EXCLUSIVELY ON THE MANAGER TO MAKE SUCH ACQUISIITONS.

         The Fund began operations began in July 2004. As a result, the Fund has had no experience in the evaluation, selection or acquisition of oil and gas projects and relies exclusively on the experience and expertise of the Manager to conduct such activities.

THE FUND AT TIMES MAY PAY MORE OF ITS SHARE OF EXPLORATION/DRY-HOLE COSTS.

         At times, in order to participate in a particular well, it is necessary for a party to pay a "promote" with respect to a project. A promote requires a party to pay more than its share of dry-hole costs. The payment of a promote is not unusual in the natural gas exploration industry and is usually done when a party desires to purchase a percentage of a desirable lease block(s) or well(s). The Fund paid 10% of the dry-hole costs although it would have earned only a 7.5% interest in the project, if it had been successful.

PARTICULAR RISKS RELATED TO THE SHARES

THE SHARES CANNOT BE EASILY TRASFERRED OR LIQUIDATED.

         The Fund shares are an illiquid investment. There is no market for these shares, and, because there will be a limited number of persons who purchase shares and because there are significant restrictions on the transferability of such shares under the Fund's LLC operating agreement and under applicable federal and state securities laws, it is expected that no public market will develop. Moreover, neither the Fund nor the Manager will provide any market for the shares. Shareholders are generally prohibited from selling or transferring their shares except in the circumstances permitted under the LLC operating agreement, and all such sales or transfers require the consent of the Fund, which may withhold such consent in its sole discretion. Accordingly, shareholders have no assurance that an investment in the Fund can be transferred and must be prepared to bear the economic risk of the investment until the Fund is terminated and dissolved.

SHAREHOLDERS HAVE NO RIGHTS TO PARTICIPATE IN MANAGEMENT DECISIONS.

         Shareholders have the no right, power or authority to participate in the management or decision making of the Fund or its projects. The Manager has the exclusive right to manage, control and operate the affairs and business of the Fund and to make all decisions relating to the operation of the Fund.

THE FUND'S ASSETS CAN NOT BE EASILY TRANSFERRED OR LIQUIDATED.

         The Fund's interests in projects will be illiquid. The Fund does not anticipate selling its interests in the projects, or any part thereof. However, if the Fund were to attempt to sell any such interest, a successful sale would depend upon, among other things, the operating history and prospects for the well or interest being sold, proven oil and gas reserves, the number of potential purchasers and the economics of any bids made by them and the current economics of the oil and gas market. In addition, any such sale may result in adverse tax consequences to the shareholders.

         The Manager will have full discretion to determine whether any project, or any partial interest, should be sold. Shareholders have no ability to override the decision of the Manager. Consequently, shareholders will depend on the Manager for the decision to sell all or a portion of a project, or retain it, for the benefit of the shareholders.

THE MANAGER'S LIABILITY TO THE FUND MAY BE LIMITED.

         The Fund's LLC operating agreement provides that the Fund's officers and agents, the Manager, the affiliates of the Manager and their respective directors, officers and agents when acting on behalf of the Manager or its affiliates on behalf of the Fund, will be indemnified and held harmless by the shareholders from any and all claims rising out of the management of the Fund, except for claims arising out of the bad faith, gross negligence or willful misconduct or a breach of the underlying LLC operating agreement. Therefore, the Fund may have difficulty sustaining an action against the Manager, or its affiliates and their officers based on breach of fiduciary responsibility or other obligations to the shareholders.

THE MANAGER WILL RECEIVE AN ANNUAL MANAGEMENT FEE REGARDLESS OF PROFITABILITY.

         The Manager will receive an annual management fee from the Fund regardless of whether the Fund's activities are profitable. The annual fee is equal to 2.5% of total capital contributed by the shareholders. Inherent in the fee and compensation arrangements are the possibility of conflicts between Fund interests and the best interests of the Manager. The Manager may have incentive to act in its best interests rather than in the Fund's best interest. See Item 1, Conflicts of Interest.

         None of the compensation to be received by the Manager has been derived as a result of arm's length negotiations.

IN ACCORDANCE WITH DELAWARE LAW, THE LLC OPERATING AGREEMENT LIMITS SHAREHOLDER ACCESS TO CERTAIN INFORMATION INCLUDING INFORMATION ABOUT OTHER SHAREHOLDERS.

         Delaware law permits Delaware limited liability companies to restrict access to certain information provided that such restricted access is set forth in the LLC operating agreement. The Fund's LLC operating agreement contains provisions that limit shareholder access to certain sensitive or confidential information such as trade secrets, agreements or confidential or proprietary information. Moreover, shareholder access to information regarding other shareholders is likewise limited and the Fund may refuse to give a shareholder information, such as name and address, of other shareholders, which could make it difficult for a shareholder to contact other shareholders. Nevertheless, shareholders do have access to the Fund's tax, other financial information or any other reasonable information regarding the Fund or its operations.

THE MANAGER HAS NOT MADE A CAPITAL CONTRIBUTION BUT WILL RECEIVE DISTRIBUTIONS MADE BY THE FUND.

         The Manager as compensation for its management and location of projects will receive in addition to its annual management fee 15% of distributions from the Fund although it has not contributed any cash to the Fund. Accordingly, the Fund shareholders contribute all of the cash utilized for Fund activities. If the Fund is unsuccessful, the shareholders will lose 100% of their investment.

THE AMOUNT AND FREQUENCY OF CASH DISTRIBUTIONS DEPENDS ON THE FUND'S OPERATION AND NEED FOR CASH RESERVES AND IS UNCERTAIN.

         Until there is cash flow from operations and the Manager determines such cash flow is not needed for the operations of the Fund, no distributions will be made to shareholders. As a result, there is no assurance that any distributions from the Fund will be made to shareholders. Distributions will depend primarily on the Fund's net profits from oil and gas operations. Moreover, distributions could be delayed to repay the principal and interest on Fund borrowings, if any, or to fund its costs. Fund income will be taxable to the shareholders in the year earned, even if cash is not distributed.

CONFLICTS OF INTEREST.

          The Fund's shareholders will not be involved in the management of Fund operations. Accordingly, they must rely on the Manager's judgment in such matters. Inherent with the exercise of its judgment, the Manager will be faced with conflicts of interest, including, but not limited to, the following:

     o The Manager and its affiliates manage activities on behalf of other prior Ridgewood Energy funds ("Prior Programs"). The Manager has a fiduciary duty to those Prior Programs and actions taken with respect to such Prior Programs may not be to the Fund's advantage.
     o The Manager provides services to the Fund and to other Prior Programs. Thus there may be conflicts between Prior Programs for management time and resources.
     o If additional wells are proposed in projects in which the Fund has acquired working interests a conflict of interest could result between the Fund and a Prior Program as to whether the Fund or that program should be entitled to participate in the additional wells. The Manager, in its sole discretion, decides how to offer these participation opportunities. If the Manager does not solicit voluntary additional capital contributions from the shareholders, it may organize another investment program to acquire the resulting working interests. All of these entities would have conflicting interests. If the Manager does solicit voluntary additional capital contributions from shareholders, those that make contributions may have participation terms that are different than the terms of shareholders who do not participate in the contributions.
     o The Manager and its affiliates act as Managers, sponsors or participants in other investment ventures and are expected to continue to do so. This may create conflicting demands on the time and resources of the Manager and its affiliates or it may create conflicting duties to the other ventures and the Fund.
     o The rights to wells on locations in which the Fund may invest may be on locations adjacent to wells and leases owned by Prior Programs. While the proposed wells are not to be drilled for the purpose of proving or disproving the existence of gas on any adjacent acreage, such drilling activities may incidentally develop information valuable to Prior Programs, the Manager or its affiliates in evaluating their nearby acreage at no cost to them. Accordingly, a conflict of interest will exist between the Fund's interests and the interest of Prior Programs, the Manager or its affiliates in selecting the location and type of operations in which the Fund will participate.
     o Other interests of operators or participants in oil and gas leases or their respective affiliates may also be in conflict with those of the Fund. The Fund will enter into Operating Agreements with participants with respect to the projects in which it invests. Participants in those leases may engage in oil and gas lease acquisition, exploration, development and production activities that may compete with the Fund. Other participants or their respective affiliates may own interests in properties near sites in which the Fund invests and any or all of them may sell or assign interests in such properties to others, including other prior programs sponsored by the Manager.
     o The Manager is authorized under the LLC operating agreement to make subjective determinations of the value of Fund assets which could impact or influence the performance record of the Fund.

         While neither the Fund nor the Manager have specific procedures in place in the event of any such conflicting responsibilities, the Manager recognizes that it has fiduciary duties to the Fund in connection with its position and responsibilities as Manager and the Manager intends to abide by such fiduciary responsibilities in performing its duties. Therefore the Manager and its affiliates will attempt, in good faith, to resolve all conflicts of interest in a fair and equitable manner with respect to all persons affected by those conflicts of interest. The Manager is not liable to the Fund for how conflicts of interest are resolved unless it has acted in bad faith, engaged in gross negligence or willful misconduct.

TAX RISKS

         The Fund is organized as a Delaware limited liability company and the Manager intends to qualify the Fund as a partnership for federal tax purposes. The principal tax risks to shareholders are that:
     o The Fund may recognize income taxable to the shareholders but may not distribute enough cash to cover the income taxes on the Fund's taxable income.
     o The allocation of Fund items of income, gain, loss, and deduction may not be respected for federal income tax purposes.

     o All or a portion of the Fund's expenses could be considered either investment expenses (which would be deductible by a shareholder only to the extent the aggregate of such expenses exceeded 2% of such shareholder's adjusted gross income) or as nondeductible items that must be capitalized.
     o All or a substantial portion of the Fund's income could be deemed to constitute unrelated business taxable income, such that tax-exempt shareholders could be subject to tax on their respective portions of such income.
     o If any of the Fund income is deemed to be unrelated business taxable income, a shareholder that is a Charitable Remainder Trust could have all of its income from any source deemed to be taxable.
     o All or a portion of the losses, if any, allocated to the shareholders will be "passive losses" and thus deductible by the shareholder only to the extent of passive income.
     o The shareholders could have capital losses in excess of the amount that is allowable as a deduction in a particular year.

         Although the Fund has obtained an opinion of counsel regarding the matters described in the preceding paragraph, it will not obtain a ruling from the Internal Revenue Service, or the Service, as to any aspect of the Fund's tax status. The tax consequences of investing in the Fund could be altered at any time by legislative, judicial, or administrative action.

         The Service may audit the Fund's tax returns. Any Fund audit issues will be decided and resolved at the Fund level by the Manager. If adjustments are made by the Service, corresponding adjustments will be required to be made to the federal income tax returns of the shareholders, which may require payment of additional taxes, interest, and penalties. An audit of the Fund's tax return may result in the examination and audit of a shareholder's return that otherwise might not have occurred, and such audit may result in adjustments to items in the shareholder's return that are unrelated to the Fund operations. Each shareholder bears the expenses associated with an audit of that shareholder's return.

         In the event that an audit of the Fund by the Service results in adjustments to the tax liability of a shareholder, such shareholder will be subject to interest on the under payment and may be subject to substantial penalties. In addition, a number of substantial penalties could potentially be asserted by the Service on any such deficiencies.

         There can be no assurance that any deductions, credits or other tax consequences will be available. In addition, no assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly change the statements herein. In some instances, these changes could have substantial effect on the tax aspects of the Fund. Any future legislative changes may or may not be retroactive with respect to transactions prior to the effective date of such changes. Bills have been introduced in Congress in the past and may be introduced in the future which, if enacted, would adversely affect some of the tax consequences of the Fund.

POTENTIAL TAX BENEFITS

         The following discussion is a summary of the primary tax benefits of ownership of a membership interest in the Fund and does not include all possible tax benefits or other tax implications of such ownership.

         DEDUCTION OF INTANGIBLE DRILLING AND DEVELOPMENT COSTS

         Section 263(c) authorizes an election by the Fund to deduct as expenses intangible drilling and development costs incurred in connection with oil and gas properties at the time such costs are incurred in accordance with the Fund's method of accounting, provided that the costs are not more than would be incurred in an arm's length transaction with an unrelated drilling contractor. Such costs include, for example, amounts paid for labor, fuel, wages, repairs, supplies and hauling necessary to the drilling of the well and preparation of the well for production. Generally, this election applies to items that in themselves do not have salvage value. Alternatively, each Investor may elect to capitalize his or her share of the intangible drilling and development costs and amortize them ratably over a 60-month period.

         The Fund may enter into "Carried Interest" arrangements whereby the Fund would purchase interests in certain leases and agree to pay a disproportionate part of the costs of drilling the first well thereon. In such situations, the party who is paying more than his share of costs of drilling may not deduct all of such costs as intangible drilling and development costs unless his percentage of ownership of the lease is not reduced before he has recovered from the first production of the well an amount equal to the cost he incurred in drilling, completing, equipping and operating the well. The Fund may not have this right in certain of the transactions of this type in which it may engage. If circumstances permit, however, the Fund will adopt the position that all of the intangible drilling and development costs incurred are deductible (even though such costs may be disproportionate to its ownership of the lease) on the basis that such arrangements constitute partnerships for federal income tax purposes and that the excess intangible drilling and development costs are specifically allocable to the Fund. There can be no assurance that this position would prevail against attack by the Service.

         In the case of a Shareholder who constitutes an "integrated oil company," 30% of the amount otherwise allowable as a deduction for intangible drilling costs under Section 263(c) must be capitalized and deducted ratably over a 60-month period beginning with the month the costs are paid or incurred. This provision does not apply to nonproductive wells. For this purpose, an "integrated oil company" is generally defined as an individual or entity with retail sales of oil and gas aggregating more than $5 million and refining more than 50,000 barrels per day for the taxable year.

         To the extent that drilling and development services are performed for the Fund in 2004, amounts incurred pursuant to bona fide arm's-length drilling contracts and constituting intangible drilling and development costs should be deductible by the Fund in 2004. To the extent that such services are performed in 2005, however, the Fund will only be allowed to deduct in 2005 amounts that are:

     o incurred pursuant to bona fide arm's-length drilling contracts which provide for absolute noncontingent liability for payment, and

     o    attributable to wells spudded within 90 days after December 31, 2004.

Sections 461(h)(1) and 461(i)(2) provide, in relevant part:

         ...in determining whether an amount has been incurred with respect to any item during any taxable year, the all events tests shall not be treated as met any earlier than when economic performance with respect to such item occurs.

                                      * * *

         ...economic performance with respect to the act of drilling an oil or gas well shall be treated as having occurred within a taxable year if drilling of the well commences before the close of the 90th day after the close of a taxable year.

         The clear implication of these provisions is that an amount incurred during a taxable year for drilling or completion services which could otherwise be accrued for tax purposes will not be disqualified as a deduction merely because the services are performed during the subsequent taxable year (provided that the services commence within the first 90 days of such subsequent year).

         Consequently, intangible drilling and development costs meeting the above criteria were deducted by the Fund in 2004 even though a portion of such costs are attributable to services performed during 2005.

         Each shareholder, however, may deduct his share of amounts paid in 2004 for services performed in 2005 only to the extent of his "cash basis" in the Fund as of the end of 2004. For this purpose, a taxpayer's "cash basis" in a tax shelter which is taxable as a partnership (such as the Fund) is the taxpayer's basis in the Fund determined without regard to any amount borrowed by the taxpayer with respect to the Fund which (a) is arranged by the Fund or by any person who participated in the organization, sale or management of the Fund (or any person related to such person within the meaning of Section 461(b)(3)(c)), or (b) is secured by any asset of the Fund. Inasmuch as "cash basis" excludes borrowing arranged by an extremely broad group of persons who could be "related" to a person who "participated" in the organization, sale or management of the Fund, it is not possible to express an opinion as to whether each Investor will be allowed to deduct his allocable share of any prepaid drilling expenses to the extent that they exceed his actual cash investment in the Fund.

         DEPLETION DEDUCTIONS

         Subject to the limitations discussed hereafter, the shareholders will be entitled to deduct, as allowances for depletion under Section 611, their share of percentage or cost depletion, whichever is greater, for each oil and gas producing property owned by the Fund.

         Cost depletion is computed by dividing the basis of the property by the estimated recoverable reserves to obtain a unit cost, then multiplying the unit cost by the number of units sold in the current year. Cost depletion cannot exceed the adjusted basis of the property to which it relates. Thus, cost depletion deductions are limited to the capitalized cost of the property, while percentage depletion may be taken as long as the property is producing income. The depletion allowance for oil and gas production will be computed separately by each shareholder and not by the Fund. The Fund will allocate to each shareholder his proportionate share of production and the adjusted basis of each Fund property. Each shareholder must keep records of his share of the adjusted basis and any depletion taken on the property and use his adjusted basis in the computation of gain or loss on the disposition of the property by the Fund.

         Percentage depletion with respect to production of oil and gas is available only to those qualifying for the independent producer's exemption, and is limited to an average of 1,000 barrels per day of domestic oil production or 6,000,000 cubic feet per day of domestic gas production. The applicable rate of percentage depletion on production under the independent producer exemption is 15% of gross income from oil and gas sales. The depletion deduction under the independent producer exemption may not exceed 65% of the taxpayer's taxable income for the year, computed without regard to certain deductions. Any percentage depletion not allowed as a deduction due to the 65% of adjusted taxable income limitation may be carried over to subsequent years subject to the same annual limitation. For a shareholder that is a trust, the 65% limitation shall be computed without deduction for distributions to beneficiaries during the taxable year.

         The determination of whether a shareholder will qualify for the independent producer exemption will be made at the shareholder level. A shareholder who qualifies for the exemption, but whose average daily production exceeds the maximum number of barrels on which percentage depletion can be computed for that year, will have to allocate his exemption proportionately among all of the properties in which he has an interest, including those owned by the Fund. In the event percentage depletion is not available, the Investor would be entitled to utilize cost depletion as discussed above.

         The independent producer exemption is not available to a taxpayer who refines more than 50,000 barrels of oil on any one day in a taxable year or who directly or through a related person sells oil or gas or any product derived therefrom (i) through a retail outlet operated by him or a related person or
(ii) to any person who occupies a retail outlet which is owned and controlled by the taxpayer or a related person. In general, a related person is defined by
Section 613A of the Code as a corporation, partnership, estate, or trust in which the taxpayer has a 5% or greater interest. For the purpose of applying this provision: (i) bulk sales of oil or oil and gas to commercial or industrial users are excluded from the definition of retail sales; (ii) if the taxpayer or a related person does not export any domestic oil or oil and gas production during the taxable year or the immediately preceding year, retail sales outside the U.S. are not deemed to be disqualifying sales; and (iii) if the taxpayer's combined receipts from disqualifying sales do not exceed $5,000,000 for the taxable year of all retail outlets taken into account for the purpose of applying this restriction, such taxpayer will not be deemed a "retailer."

         DEPRECIATION
         ------------

         Costs of equipment, such as casing, tubing, tanks, pumping units, pipelines, production platforms and other types of tangible property and equipment generally cannot be deducted currently, but may be eligible for accelerated cost recovery. All or part of the depreciation claimed may be subsequently recaptured upon disposition of the property by the Fund or of a share by any shareholder.

         In addition, the Code provides for certain uniform capitalization rules which could result in the capitalization rather than deduction of Fund management fee and administration costs.

REPORTS TO SHAREHOLDERS

         The Fund does not anticipate providing annual reports to shareholders but will make available upon request copies of the Fund's periodic reports to the Commission on Form 10-K and on Form 10-Q.

AVAILABLE INFORMATION

         The Fund is registered under Section 12(g) of the Securities Exchange Act and must comply with, among other things, the periodic reporting requirements of Section 13(a) of the Act. As a result, the Fund will prepare and file with the Commission annual reports on Form 10-k, quarterly reports on Form 10-Q and current reports, from time to time, on Form 8-k.

WHERE YOU CAN GET MORE INFORMATION


         The Fund files annual, quarterly and current reports and certain other information with the Securities and Exchange Commission. You may read and copy and documents the Fund files at the Commission's public reference room at 100 F Street, NE, Washington D.C. 20549. You may obtain information on the operation at the Public reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC at http://www.sec.gov.


ITEM 2. FINANCIAL INFORMATION

A. SELECTED FINANCIAL DATA.

         The following table summarizes certain selected financial data for the Fund. The statement of operations and balance sheet data is for the six months ended June 30, 2005 and from inception through December 31, 2004. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and related Notes.


                                          Six months ended       From inception
                                           June 30, 2005            through
                                           -------------         Dec. 31, 2004
                                                                 -------------
Statement of operations data:
Interest Income........................         $   325,441      $   105,343
Loss from operations...................          (1,678,330)      (5,790,890)
                                                 -----------     -----------
Net loss...............................         $(1,352,889)     $(5,685,547)
                                                ============     ===========
Balance sheet data:
Cash and cash equivalents..............         $31,823,950      $36,362,893
Prepaid insurance......................               3,175           22,228
Exploratory Drilling Costs.............           7,825,620        3,844,685
                                                  ---------        ---------
Total Assets...........................          39,652,745      $40,229,806
                                                 ==========       ==========
Due to Operator                                 $   774,010      $         -
Accrued expenses payable...............              18,058           16,240
Shareholders Capital...................          38,860,677       40,213,566
                                                 ----------       ----------
Total Liabilities & Shareholders Capital        $39,652,745      $40,229,806
                                                ===========       ==========

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Fund commenced operations on July 1, 2004 when it initiated its private offering of shares. During 2004, the Fund raised capital by selling
350.1081 shares of membership interest for $51,400,840. The Fund's primary business is obtaining economic interest in the exploration and development of oil and gas projects. The business activities are managed by Ridgewood Energy Corporation, the Manager. The Fund does not directly explore for, or operate, any projects. The Manager, on the Fund's behalf, enters into operating agreements with third party operators for the exploration and possible development of projects. These third-party operators manage all day-to-day activities of projects, determine expenditures and report their activities to the Manager.

RESULTS OF OPERATIONS


Revenues:  There were no producing properties through June 30, 2005.


Operating Expenses:

                                 Six months ended             From inception to
                                  June 30, 2005               December 31, 2004
                                   (unaudited)                     (audited)
Lease operating expenses(a)               --                            --
Dry hole costs (a)                $  880,266                    $2,880,728
Management fee (b)                   642,514                       549,306
Insurance Expenses (c)               141,143                        15,877
Investment Fees (d)                       --                     2,315,967
General & Administrative              14,407                        29,012
                                      ------                        ------
Operating Expenses                $1,678,330                    $5,790,890
                                  ==========                    ==========


(a) Operating expenses and dry hole costs are well specific and are charged to the Fund by the operator.
(b) Annual Management fees are paid to the Manager, Ridgewood Energy for the on-going management and administrative services required for Fund operations.

(c) Insurance expense represents D&O coverage and Control of Well coverage.

(d) Investment fees represent a one-time fee charged by the Manager for services in investigating and evaluating the projects for investing the capital contributed to the Fund.


Net loss:

     The net loss of $1,352,889 for the six months ended June 30, 2005 and the net loss of $5,685,547 for the year ended December 31, 2004 represent interest income less operating expenses.


         To date, inflation has not been a material factor in either revenue or operating expenses to the Fund.

LIQUIDITY AND CAPITAL RESOURCES

         The Fund's capital resources consist primarily of a cash balance of $31.8 million at June 30, 2005 and $36.4 million at December 31, 2004 as well as cash flows from any future production from oil and gas projects. The Funds level of earnings and cash flows depends on many factors, including successful drilling, the price of oil and gas, and the project operators' ability to effectively manage costs.

         To date, the Fund has not declared or paid cash dividends to its shareholders. The Manager may distribute available cash from operations (as defined in the LLC operating agreement) which includes cash received by the Fund from the operation of the business (not including cash flow from dispositions and investor capital contributions), less well operating expenses and other cash expenditures and less reserves for Fund operating expenses, plug and abandonment costs and certain other actual and contingent liabilities. Distributions may include funds derived from the release of cash from operating reserves. Further, distributions will be made from operating cash flows rather than net income, or from available cash reserves in some instances. For purposes of generally accepted accounting principles, amounts of distributions in excess of accounting income may be considered to be capital in nature.

         Estimated Capital Expenditures

The Fund has entered into multiple offshore operating agreements for the drilling and development of its investment properties. The estimated capital expenditures associated with these agreements can vary depending on the stage of development on a property-by-property basis. As of June 30, 2005, such estimated capital expenditures total $14.6 million, all of which is expected to be paid within the following 12 months, provided the wells are not dry. If the wells are unsuccessful, the development budget will be reallocated to one or more new unspecified projects.

The Manager receives an annual management fee of 2.5% of total capital contributions for administrative and advisory services as well as reimbursement of expenses. As additional compensation for its duties as Manager, it will also receive 15% of distributions made out of operating income by the Fund.

  Estimated Capital Expenditures
  As of June 30, 2005                 Total      Less than one year    Greater than one year
  Projects
     South Timbalier 77 #4  (i)     1,472,481       1,472,481               0
     South Timbalier 77 #5  (i)       255,070         255,070               0
     Main Pass 155  (i) Dry           975,826         975,826               0  (See subsequent event)
     East Cameron 48 (i)           11,934,000      11,934,000               0
Fund Expenses
     Management Fees  (ii)          1,191,820       1,285,021          93,201
     Accounting & Legal  (ii)          59,041          28,115          30,926
     Insurance Expense  (iii)         480,153         442,048          38,105(iv)


i) Assumes the wells are commercially successful. If one or more of the wells is dry, the development capital will be reallocated to one or more new unspecified projects. The Main Pass 155 project was a dry hole; therefore, of the estimated capital expenditures of $8,249,376 described in the Form 10-Q for the three months ending March 31, 2005 filed with the Commission on August 11, 2005 and the developmental capital of $7,273,550 has been reallocated to East Cameron 48.

ii) Although the management fee and legal and accounting fees are typically paid from operating income, we are estimating that two years of expense may be spent from Fund reserves until revenue reaches such levels.
iii) Insurance expense represents $38,105 annually of Directors and Officers coverage that is allocated equally over 12 months in addition to well control insurance that is expensed in the quarter the well is spud (starts drilling). The well control insurance expense varies by well based on the projected depth of the well and the Fund's working interest percentage in the well. In the second quarter the Fund estimated an additional $178,000 in well control insurance for the new well that will spud at a later date.
iv) There will be additional well control insurance which cannot be estimated at the current time if one of the above wells is deemed unsuccessful.

OFF-BALANCE SHEET ARRANGEMENTS

         The Fund does not maintain any off-balance sheet arrangements.

C. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         The Fund does not have, or use, any derivative instruments nor does it have any plans to enter into such derivatives. The Fund will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds, Bankers acceptance notes and government agency securities with maturities of 90 days or less. The Fund does not expect any material loss from cash equivalents and therefore believes that its potential interest rate exposure is not material. The Fund has no plan to conduct any international activities and therefore believes it is not subject to foreign currency risk.

         The principal market risks to which the Fund is exposed that may adversely impact the Fund's results of operations and financial position are changes in oil and gas prices.


         Revenue to the Fund is sensitive to changes in price received for oil and gas production. Prevailing market prices fluctuate in response to many factors that are outside of the Fund's control such as the supply and demand for oil and gas. Availability of alternative fuels as well as seasonal risks such as hurricanes can also impact the supply and demand.

         In spite of the number, intensity and resulting damage in the Gulf of Mexico so far this year, the Fund has been fortunate in that it has not been impacted by the hurricanes other than to have been temporarily shut-in.

         The hurricanes have combined to dramatically raise gas prices, at least in the short-term, which may ultimately benefit the Fund. Although the Fund wells were temporarily shut-in for a week or two, the wells are now flowing again. The South Timbalier project uses pipelines in eastern Louisiana which were not affected by the hurricanes.


         High oil and gas prices have resulted in a strong demand for and a tight supply of drilling rigs necessary to drill new wells. The increased cost in daily rig rates could have a negative impact on the return to shareholders in the Fund. The shortage of drilling rigs could delay the employment of capital to such projects and thus delay revenue from operations.

         Wells drilled may not have commercially productive oil and gas reservoirs. In such an event, the Funds' revenue, future results of operations and financial condition would be adversely impacted.

             ITEM 3. PROPERTIES

Item 3. PROPERTIES


As of the date of this filing, the Fund has invested in the following projects:

                             Working   Operator                   Offshore Location    Target     Risk $(b)        Total Spent
Lease block                  Interest                             in Gulf of Mexico    Depth                       at 6/30/05(c)

Producing
South Timbalier 77#4     *   20%       Millennium Offshore Group      Louisiana        15,470'      $4,409,680       $5,485,053
South Timbalier 77#5         20%       Millennium Offshore Group      Louisiana        12,612'         882,137        2,340,567

Dry Holes (a)

East Cameron 48              25%       Apache Corporation             Louisiana        14,329'      $6,552,000              -0-
Main Pass 155                7.5%      Samson Offshore Company        Alabama          15,500'        $975,826         $975,826
West Cameron 103             20%       Gryphon Exploration Company    Louisiana        17,500'       2,785,166        2,785,168

a) Dry hole costs represent wells that have been drilled but do not have commercially productive oil and/or gas reservoirs.
b) Risk money represents the potential dry hole costs, leasehold costs or sunk costs including promote for project participation.
c) Total Spent includes development money, i.e. completion and facilities costs.

*In addition to reaching target depth, South Timbalier 77 found four productive intervals between 10,200' and 10,600' on the way to the well's target depth.

An affiliate, Ridgewood Energy N Fund, LLC has a 30% working interest in the two South Timbalier projects
An affiliate, Ridgewood Energy M Fund, LLC had a 30% working interest in the Main Pass 155 which has been deemed a dry hole.
An affiliate, Ridgewood Energy K Fund, LLC had a 40% working interest in the West Cameron 103 which has been deemed a dry hole.

Cash Reserves

         As of June 30, 2005, the Fund was maintaining and setting aside cash reserves of $17.2 million to be used for cost overruns, new projects, project development costs or Fund expenses.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the shares as of June 30, 2005 (no person owns more than 5% of the shares):

         - each executive officer (there are no directors); and

         - all of the executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 350.1081 shares outstanding at June 30, 2005. Other than set forth below, no officer or director owns any shares of the Fund.

                                                        Number of
Name of beneficial owner                                  Shares       Percent
------------------------                                  ------       -------
Robert E. Swanson (1), President and Chief
  Executive Officer..............................         7              2%

Executive officers as a group (1)..................       7              2%

--------------
 (1) - Includes shares owned by the spouse of Mr. Swanson.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         Ridgewood Energy serves as Manager of the Fund. Ridgewood Energy was founded in 1982 and, as Manager, has very broad authority, including the authority to elect of executive officers of the Fund.

         The executive officers of the Ridgewood Energy and the Fund and their ages at June 30, 2005 are as follows:

-------------------------------------------------------------------------------
Name, Age and Position with Registrant                       Office Since*
-------------------------------------------------------------------------------

Robert E. Swanson, 58                                        1982
President and Chief Executive Officer
-------------------------------------------------------------------------------

W. Greg Tabor, 45                                            January 2004
Executive Vice President and Director of
Business Development
-------------------------------------------------------------------------------

Robert L. Gold, 46                                           1987
Executive Vice President
-------------------------------------------------------------------------------

Kathleen P. McSherry, 39                                     2000
Senior Vice President and Chief Financial Officer
-------------------------------------------------------------------------------

Daniel V. Gulino, 44                                         2003
Senior Vice President and General Counsel
-------------------------------------------------------------------------------
Mary Lou Olin, 51                                            1982
Vice President and Secretary
-------------------------------------------------------------------------------

*Each officer has served as an executive officer of the Fund since its inception.

Set forth below is the name of, and certain biographical information regarding the executive officers of the Ridgewood Energy and the Fund:

Robert E. Swanson has served as the President, Chief Executive Officer and sole director of Ridgewood Energy since its inception and President and has been sole stockholder of Ridgewood Energy since its inception. Mr. Swanson also serves as Chief Executive Officer of Ridgewood Power Management, LLC ("RPM"), Ridgewood Renewable Power, LLC, and Ridgewood Capital Management, LLC, affiliates of Ridgewood Energy. Mr. Swanson has been President and registered principal of Ridgewood Securities Corporation and has served as the Chairman of the Board of Ridgewood Capital since its organization in 1998. Mr. Swanson is a member of the New York State and New Jersey bars, the Association of the Bar of the City of New York and the New York State Bar Association. He is a graduate of Amherst College and Fordham University Law School.

Greg Tabor has served as the Executive Vice President and Director of Business Development for Ridgewood Energy since January 2004. Mr. Tabor was senior business development manager for El Paso Production Company from December 2001 to December 2003. From April 2000 to December 2001, Mr. Tabor was Vice

President, Business Development for Madison energy Advisors. Mr. Tabor is a graduate of the University of Houston.

Robert L. Gold has served as the Executive Vice President of Ridgewood Energy since its inception. Mr. Gold is also Executive Vice President of RPM and of Ridgewood Renewable Power, LLC. Mr. Gold has also served as the President and Chief Executive Officer of Ridgewood Capital since its inception in 1998. Mr. Gold is a member of the New York bar. He is a graduate of Colgate University and New York University School of Law.

Kathleen P. McSherry has served as the Senior Vice President and Chief Financial Officer of Ridgewood Energy since 2000. Ms. McSherry also serves as Vice President of Systems and Administration of Ridgewood Renewable Power, LLC. Ms. McSherry holds a Bachelor of Science degree in Accounting.

Daniel V. Gulino has served as Senior Vice President and General Counsel of Ridgewood Energy since August 2003. Mr. Gulino also serves as Senior Vice President and General Counsel of RPM, Ridgewood Renewable Power, LLC and Ridgewood Capital Management, LLC and has done so since 2000. Mr. Gulino is a member of the New Jersey State Bar and the Pennsylvania State Bar. He is a graduate of Farleigh Dickinson University and Rutgers School of Law.

Mary Lou Olin has served as the Vice President and Secretary of Ridgewood Energy since its inception. Ms. Olin has been a Vice President RPM, and Ridgewood Capital Management, LLC since their inception. Ms. Olin has a Bachelor of Arts degree from Queens College.

ITEM 6. EXECUTIVE COMPENSATION

         None of the executive officers receive compensation from the Fund. The Manager, or its affiliates, compensates the officers without additional payments by the Fund. See Item 7 for more information regarding the Manager and compensation and payments to affiliated entities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the sale of Fund shares in 2004, Ridgewood Securities Corporation, an affiliate of Ridgewood Energy, the Manager, earned $716,113 as a placement agent fee and for commissions. The Manager earned $2,315,967 in 2004 as an investment fee for the services of investigating and evaluating projects for future investment. The manager was paid $1,801,319 to cover legal and syndication fees for the organization, distribution and offering expenses.

         The Manager receives an annual management fee equal to 2.5% of total capital contributions, payable monthly, for general and administrative services supplied to the Fund. In 2004, the Fund paid management fees totaling $549,306. For the six months ended June 30, 2005, the management fees totaled $642,514. Additionally, when distributions are made, the Manager is entitled to a portion of funds distributed to shareholders. To date, no such distributions were earned or paid.

         Profits and losses are allocated in accordance with the LLC operating agreement. In general, profits and losses in any year are allocated 85% to shareholders and 15% to the Manager. The primary exception to this treatment is that all items of expense, loss, deduction and credit attributable to the expenditure of shareholder's capital contributions are allocated 99% to shareholders and 1% to the Manager.

ITEM 8. LEGAL PROCEEDINGS

         None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is currently no established public trading market for the Fund's shares. The Fund is not currently offering or proposing to offer any shares for sale to the public. There are no outstanding options or warrants to purchase, or securities convertible into shares and the Fund does not have any equity-based compensation plans. The shares are restricted as to resale. Shareholders wishing to transfer shares should also consider the applicability of state securities laws. The shares have not been registered under the Securities Act, or under any other similar law of any state (except for certain registrations that do not permit free resale) in reliance upon what the Fund believes to be exemptions from the registration requirements contained therein. Because the shares have not been registered, they are "restricted securities" as defined in Rule 144 under the 1933 Act.

         As of the date of this filing, there were approximately 539 holders of Fund shares.

         To date, the Fund has not declared or paid cash dividends to the Fund shareholders. Ridgewood Energy, the Manager, may distribute dividends from available cash from operations as defined in the Fund's LLC operating agreement.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         During the period from July 1, 2004 until September 30, 2004, the Fund issued an aggregate of 350.1081 shares for gross proceeds of $51,400,840. All sales of unregistered securities relied on the following: Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. All of the sales were made without the use of an underwriter. All purchasers of shares represented and warranted to the Fund that they were accredited investors as defined in Rule 501(a) of the Securities Act and that the shares were being purchased for investment and not for resale.

         From the amount raised, $5,501,727 was disbursed for commissions and legal syndication fees. Additionally, $2,315,967 was paid as an investment fee to Ridgewood Energy, the Manager, for the investigation and evaluation of investment property prospects. Remaining funds have been and are expected in the future to be used for exploration and development activities of oil and gas properties as well as the operation of the Fund.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The shares to be registered hereunder are shares of membership interest in the Fund, which is a limited liability company. The following is a summary of certain provisions of the LLC operating agreement.

Control of LLC Operations

         The powers vested in the Manager under the LLC operating agreement are broad. The Manager has full, exclusive and complete discretion in the management and control of the affairs of the Fund and shareholders have no power to take part in the management of, or to bind, the Fund.

         The Fund's officers are appointed by the Manager and may be removed by it at any time. Additionally, the Manager may authorize any sale, lease, pledge or other transfer of substantially all of a Fund's assets without a vote of the shareholders.

Amendments and Voting Rights

         The Manager may amend the LLC operating agreement without notice to or approval of the holders of shares for the following purposes:

     o    to cure ambiguities or errors;
     o to equitably resolve issues arising under the LLC operating agreement so long as similarly situated shareholders are not treated materially differently;
     o to comply with law or to make other changes that will not materially and adversely affect any shareholder's interest;
     o to maintain the federal income tax status of the Fund or any shareholder, as long as no shareholder's liability is materially increased; or
     o to make modifications to the computation of items affecting the shareholders' capital accounts to comply with the Internal Revenue Code or to reflect the creation of an additional class or series of shares and the terms thereof.

         Other amendments to the LLC operating agreement may be proposed either by the Manager or by Fund shareholders. A vote on the proposal may be made by either by calling a meeting of the shareholders or by soliciting written consents. Proposed amendments require the approval of shareholders who hold of record at least a majority of the total shares on the record date for the action, given at a meeting of shareholders or by written consents. Any amendment requiring shareholder action (other than an amendment to allow the Fund to be taxed other than as a partnership) may not increase any shareholder's liability, change the capital contributions required of him or her or his or her rights in interest in the Fund's profits, losses, deductions, credits, revenues or distributions in more than a de minimis matter, or change his or her rights on dissolution or any voting rights without the shareholder's consent. Any amendment that changes the Manager's management rights requires its consent. Generally, shareholders have no right to vote on matters not involving an amendment to the LLC operating agreement or the removal of the Manager. However, if any other matter does require a vote of shareholders, it must be approved by shareholders who own of record at least a majority of the total shares, or if a different vote is required by law, each shareholder will have voting rights equal to his or her total shares for purposes of determining the number of votes cast or not cast.

         For all purposes, a majority of the shares is a majority of the issued and outstanding shares, including those owned, if any, by the Manager or its affiliates. A majority of the shares voted is insufficient if it is less than a majority of the outstanding shares.

         The consent of all holders of shares is required for dissolving or terminating a Fund, other than as provided by the LLC operating agreement; or adding a new Manager except as described below.

Participation in Costs and Revenues

         Available cash determines what amounts in cash the Fund will be able to distribute in cash to shareholders. There are two types of available cash:

     o "available cash from dispositions" is total cash received from the Fund from the proceeds of the sale or other disposition of Fund's Property (including items such as insurance proceeds, refinancing proceeds, condemnation proceeds and other amounts received out of the ordinary course of business), but excluding dispositions of temporary investments of the Fund; and

     o    "available cash from operations" is all other available cash.

         Available Cash from Dispositions and Available Cash from Operations are defined in the LLC operating agreement and are not defined by and are not the same as similar concepts under generally accepted accounting principles.

         There is no fixed requirement to distribute available cash. Instead, available cash will be distributed to shareholders to the extent, and at such times, as the Fund believes is advisable. Once the amount and timing of a distribution is determined, it shall be made to shareholders as described below.

Distributions from Operations

         At various times during a calendar year, the Fund will determine whether there is enough available cash from operations for a distribution to shareholders. The amount of available cash from operations determined to be available, if any, will be distributed to the shareholders. At all times, the Manager will be entitled to 15% and shareholders will be entitled to 85% of the available cash from operations distributed.

Distributions of Available Cash from Dispositions

         Available cash from dispositions that the Fund decides to distribute will be paid as follows:

     o before shareholders have received total distributions (including distributions from available cash from operations and available cash from dispositions) equal to their capital contributions, 99% of available cash from dispositions will be distributed to shareholders and 1% to the Manager; and

     o after shareholders have received total distributions (including available cash from operations and available cash from dispositions) equal to their capital contributions, 85% of available cash from dispositions will be distributed to shareholders and 15% to the Manager.

General Distribution Provisions

         Distributions to shareholders under the foregoing provisions will be apportioned among them in proportion to their ownership of shareholder shares, as the case may be. The Manager has the sole discretion to determine the amount and frequency of any distributions. However, distributions may not be made selectively to one shareholder or group of shareholders, but must be made ratably to all shareholders entitled to that type of distribution at that time. The Manager in its discretion nevertheless may credit select persons with a portion of its compensation from the Fund or distributions otherwise payable to the Manager.

Return of Capital Contributions

         If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all capital contributions, it may, in its sole discretion, return any or all of such excess capital contributions ratably to shareholders. A return of capital contributions is not treated as a distribution. The Fund and the Manager will not be required to return any fees deducted from the original capital contribution or any costs and expenses incurred and paid by the Fund. The shareholders will be notified of the source of the payment. Any such return of capital will decrease the shareholders' capital contributions.

Voluntary Additional Capital Contributions and Supplemental Offering of shares

         The LLC operating agreement does not provide for any mandatory assessments of capital from shareholders. This means that the Fund cannot require any shareholder to contribute more money after such shareholder completes his subscription and pays his initial capital contributions.

         If voluntary additional capital contributions are requested by the Fund to fund additional well activities, the Manager may do so through a supplemental offering of shares in the Fund. The LLC operating agreement provides the Manager with discretion in determining the nature, scope, amount and terms of such supplemental offering.

     A shareholder who elects to not participate in any supplemental offering of shares and does not provide additional capital contributions for such additional well activities will have no interest in such additional well activities, but will retain his interest in the projects in which the Fund has already invested. The failure of a shareholder to participate in a supplemental offering may have a dilutive effect on such shareholder's investment.

Removal of Manager

         Shareholders may propose the removal of the Manager, either by calling a meeting or soliciting consents in accordance with the terms of the LLC operating agreement. Removal of the Manager requires the affirmative vote of shareholders who are holders of record of at least a majority of the shareholder shares. Removal of a Manager causes the Fund to terminate operations and dissolve unless a majority of the shareholder shares elects to continue operations. The shareholders may replace the removed Manager or fill a vacancy by vote of shareholders who hold of record a majority of the total shareholder shares.

         If the Manager is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its management rights and rights to distributions, if any, for a series of cash payments from the Fund in amounts equal to the amounts of distributions to which the Manager would otherwise have been entitled under the LLC operating agreement in respect of investments made by the Fund prior to the date of any such removal, resignation or other incapacity. The removed Manager would continue to receive its pro rata share of all allocations to shareholders as provided in the LLC Agreement which are attributable to any shareholder shares owned by it.

         Alternatively, the removed Manager may elect to engage a qualified independent appraiser and cause the Fund to engage another qualified independent appraiser (at the Fund's expense in each case) to value the Fund property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Fund) whose determination, made on the same basis, would be final and binding.

         Based on the appraisal, the Fund would make allocations to the removed Manager's capital account of profits, losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Fund's fiscal year had ended, solely for the purpose of determining the Manager's capital account. If the removed Manager has a positive capital account after such allocation, the Fund would deliver a promissory note of the Fund to the Manager, the principal amount of which would be equal to the Manager's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 25% of any available cash before any distributions thereof are made to the shareholders under the LLC Agreement.

         If the capital account of the removed Manager has a negative balance after such allocation, it would be obligated to contribute to the capital of the Fund in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the removed Manager chose to elect the appraisal alternative, its entire interest in the Fund would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

Dissolution of Fund

         The Fund will dissolve and terminate operations on the earliest to occur of (a) December 31, 2040, (b) the sale of substantially all of the Fund's Property, (c) the removal, dissolution, resignation, insolvency, bankruptcy, death or other legal incapacity or disqualification of the Manager, (d) the vote of either all shareholders or of the Manager and shareholders who own at least a majority of the shareholder shares of record or (e) any other event requiring dissolution by law. The Fund will wind up its business after dissolution unless
(i) the Manager and shareholders who own at least a majority of the shareholder shares of record or (ii) if there is no Manager, shareholders who own at least a majority of the shareholder shares of record, elect to continue the Fund. The Manager (or in the absence thereof, a liquidating trustee chosen by the shareholders) will liquidate the Fund's assets if it is not continued.

Transferability of Interests

         No shareholder may assign or transfer all or any part of his or her interest in the Fund and no transferee will be deemed a substituted shareholder or be entitled to exercise or receive any of the rights, powers or benefits of a shareholder other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by a Fund, in its sole and absolute discretion, as a substituted shareholder, and (ii) certain other requirements set forth in the Fund's LLC Agreement (including receipt of an opinion of counsel that the transfer does not have adverse effects under the securities laws and the Investment Company Act of
1940) have been satisfied.

         The Manager may not resign except for cause (which cause does not include the fact or determination that continued service would be unprofitable to it) and may not transfer its interest in a Fund except to pledge it as security for a loan to the Manager if the pledge does not reduce cash flow distributable to other shareholders, or to waive compensation and fees payable to it under the LLC Agreement.

Liability

         Assuming compliance with the LLC operating agreement and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which a Fund conducts its business, a shareholder will not be personally liable under Delaware law for any obligations of the Fund, except to the extent of any unpaid capital contributions, except for the amount of any wrongful distributions that render the Fund insolvent and except for indemnification liabilities arising from any misrepresentation made by him or her to the Fund when purchasing shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

         The Fund's LLC Operating Agreement provides that each managing person (which includes the Manager and the Fund's officers, agents, consultants and affiliates and their directors, trustees, officers, agents and affiliates when acting on behalf of the Fund) will be indemnified and held harmless to the full extent of the Fund's assets (and to the maximum extent permitted by applicable law) from any loss or damage incurred by the managing person, including any amounts paid in settlement of any claims, incurred in connection with the Fund or in connection with claims by the Fund, in the right of the Fund or by or in right of any shareholder, due to any act or omission performed or omitted by the managing person, if the managing person, in good faith, determined that such course of conduct was in the Fund's best interest and the course of conduct did not constitute bad faith, gross negligence or willful misconduct by such managing person.

         The Fund's LLC Operating Agreement provides that the Fund will not indemnify any managing person for liability imposed or expenses incurred in connection with any claim arising out of an alleged violation any federal or state securities laws, unless the claim is successfully adjudicated on the merits in favor of the managing person, dismissed with prejudice on the merits, or subject to a court approved settlement.

         The Manager has full and complete discretion to authorize indemnification of any managing person consistent with the requirements of the LLC Operating Agreement at any time, regardless of whether a claim is pending or threatened and regardless of any conflict of interest between the Manager and the Fund that may arise in regard to the decision to indemnify a managing person.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See "Item 15. Financial Statements and Exhibits".

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (10) Index to Financial Statements:

Report of Perelson Weiner, LLP, Registered Public Accounting
     Firm.......................................................  F-1
Balance sheets..................................................  F-2
Statements of operations........................................  F-3
Statements of shareholders' equity..............................  F-4
Statements of cash flows........................................  F-5
Notes to financial statements...................................  F-6


(b) Exhibits: The following exhibits were previously filed with the Commission on September 1, 2005.


EXHIBIT
NUMBER         TITLE OF EXHIBIT
------         ----------------

3.1            Articles of Formation of Ridgewood Energy L Fund, LLC dated May
               27, 2004 and filed with the Secretary of State of the State of
               Delaware on May 27, 2004
10.1           Limited Liability Company Agreement between Ridgewood Energy
               Corporation and Investors of Ridgewood Energy L Fund, LLC dated
               July 1, 2004
10.1A          Private Offering Memorandum, dated July 1, 2004.
10.2           Joint Operating Agreement between Gryphon Exploration Company and
               Ridgewood Energy Corporation as Manager for the West Cameron 103
               Well
10.3           Offshore Operating Agreement between Millennium Offshore Group and Ridgewood Energy Corporation as Manager for the South
               Timbalier 77
10.4           Offshore Operating Agreement between Samson Offshore Company and
               Ridgewood Energy Corporation as Manager for the James Lime project
10.5           Offshore Operating Agreement between Apache Corporation and
               Ridgewood Energy Corporation as Manager for the East Cameron 48
               Project

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: October 31, 2005                   RIDGEWOOD ENERGY L FUND, LLC


                                          By:     /s/ ROBERT E. SWANSON
                                          -------------------------------------
                                          Name:  Robert E. Swanson
                                          Title: President and Chief Executive
                                                 Officer

                                                    PERELSON
                                                    WEINER LLP

                                                    CERTIFIED PUBLIC ACCOUNTANTS

                                                    ONE DAG HAMMARSKJOLD PLAZA
                                                    NEW YORK, NY 10017-2286
                                                    TELEPHONE 212.605.3100
                                                    FACSIMILE 212.605.3128
                                                    EMAIL pw@pwcpa.com



            Report of Independent Registered Public Accounting Firm



The Shareholders and Manager
Ridgewood Energy L Fund, LLC


We have audited the accompanying balance sheet of Ridgewood Energy L Fund, LLC ("Fund"), an exploratory stage enterprise, as of December 31, 2004 and the related statements of operations, changes in shareholders' capital and cash flows for the period May 27, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the manager of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the manager, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2004 and the results of its operations and its cash flows for the period May 27, 2004 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.




/s/ Perelson Weiner LLP
-----------------------
Perelson Weiner LLP
New York, New York
April 4, 2005

                          RIDGEWOOD ENERGY L FUND, LLC
                        (An exploratory stage enterprise)
                                 BALANCE SHEETS

                                                                  June 30, 2005   December 31, 2004
                                                                  -------------   -----------------
                                                                   (Unaudited)
                                     ASSETS
Current assets:
        Cash and cash equivalents                                 $ 31,823,950      $ 36,362,893
        Prepaid expenses                                                 3,175            22,228
                                                                  ------------      ------------
               Total current assets                                 31,827,125        36,385,121
                                                                  ------------      ------------
Oil and gas properties
        Exploratory drilling costs                                   7,825,620         3,844,685
                                                                  ------------      ------------
               Total assets                                       $ 39,652,745      $ 40,229,806
                                                                  ============      ============

                 LIABILITIES AND SHAREHOLDERS' CAPITAL
Current liabilities:
        Due to operator                                           $    774,010      $          -
        Accrued expenses payable                                        18,058            16,240
                                                                  ------------      ------------
               Total liabilities                                       792,068            16,240
                                                                  ------------      ------------
Commitment and contingencies (Note 7)

Shareholders' capital:
        Manager:
               Deficit accumulated during the exploratory stage       (265,301)         (140,043)
                                                                  ------------      ------------
        Shareholders:
               Capital contributions, (670 shares authorized,       51,400,840        51,400,840
                    350.1081 issued and outstanding)
               Syndication costs                                    (5,501,727)       (5,501,727)
               Deficit accumulated during the exploratory stage     (6,773,135)       (5,545,504)
                                                                  ------------      ------------
                      Shareholders' total                           39,125,978        40,353,609
                                                                  ------------      ------------
               Total shareholders' capital                          38,860,677        40,213,566
                                                                  ------------      ------------
               Total liabilities and shareholders' capital        $ 39,652,745      $ 40,229,806
                                                                  ============      ============


   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY L FUND, LLC
                        (An exploratory stage enterprise)
                            STATEMENTS OF OPERATIONS

                                                           Six months        For the period        For the period
                                                             ended            May 27, 2004          May 27, 2004
                                                            June 30,      (Inception) through   (Inception) through
                                                              2005          December 31, 2004      June 30, 2005
                                                              ----          -----------------      -------------
                                                          (Unaudited)                                (Unaudited)
Expenses
        Dry hole costs                                    $   880,266          $ 2,880,728          $ 3,760,994
        Investment fees (Note 5)                                    -            2,315,967            2,315,967
        Management fees (Note 5)                              642,514              549,306            1,191,820
        Accounting and legal fees                              14,058               26,240               40,298
        Insurance                                             141,143               15,877              157,020
        Other general and administrative expenses                 349                2,772                3,121
                                                          -----------          -----------          -----------
                   Total expenses                           1,678,330            5,790,890            7,469,220
                                                          -----------          -----------          -----------
                   Loss from operations                    (1,678,330)          (5,790,890)          (7,469,220)
                                                          -----------          -----------          -----------
Other income
        Interest income                                       325,441              105,343              430,784
                                                          -----------          -----------          -----------
                   Net loss                               $(1,352,889)         $(5,685,547)         $(7,038,436)
                                                          ===========          ===========          ===========

                   Manager - Net loss                     $  (125,258)         $  (140,043)         $  (265,301)

                   Shareholders - Net loss                $(1,227,631)         $(5,545,504)         $(6,773,135)
                   Net loss per share                     $    (3,506)         $   (15,839)         $   (19,346)

   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY L FUND, LLC
                        (An exploratory stage enterprise)
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' CAPITAL

          FOR THE PERIOD MAY 27, 2004 (INCEPTION) THROUGH JUNE 30, 2005

                                                                             Manager        Shareholders          Total
                                                                             -------        ------------          -----
Balances, May 27, 2004 (Inception)                                        $          -      $          -      $         -

Shareholders' capital contributions                                                  -        51,400,840        51,400,840
Syndication costs (included offering fee of $1,801,319 paid to the manager and selling commissions and placement fees of $201,500
and $514,613, respectively, paid to Ridgewood Securities Corp. - Note 5)             -        (5,501,727)       (5,501,727)
Net loss                                                                      (140,043)       (5,545,504)       (5,685,547)
                                                                          ------------      ------------      ------------
Balances, December 31, 2004                                               $   (140,043)     $ 40,353,609      $ 40,213,566

Net loss (Unaudited)                                                          (125,258)       (1,227,631)       (1,352,889)
                                                                          ------------      ------------      ------------
Balances, June 30, 2005 (Unaudited)                                       $   (265,301)     $ 39,125,978      $ 38,860,677
                                                                          ============      ============      ============


   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY L FUND, LLC
                        (An exploratory stage enterprise)
                            STATEMENTS OF CASH FLOWS

                                                                               Six months    For the period         For the period
                                                                                 ended        May 27, 2004           May 27, 2004
                                                                                June 30,   (Inception) through   (Inception) through
                                                                                  2005      December 31, 2004        June 30, 2005
                                                                             -------------  -----------------     -----------------
                                                                              (Unaudited)                            Unaudited)
Cash flows used in operating activities
       Net loss                                                              $ (1,352,889)    $ (5,685,547)        $ (7,038,436)
       Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
            Dry hole costs                                                        880,266        2,880,728            3,760,994
            Changes in assets and liabilities
                 Decrease (increase) in prepaid expenses                           19,053          (22,228)              (3,175)
                 Increase in accrued expenses payable                               1,818           16,240               18,058
                                                                             ------------     ------------         ------------
                 Net cash used in operating activities                           (451,752)      (2,810,807)          (3,262,559)

Cash flows from investing activities
       Capital expenditures for oil and gas properties                         (4,087,191)      (6,725,413)         (10,812,604)
                                                                             ------------     ------------         ------------

            Net cash used in investing activities                              (4,087,191)      (6,725,413)         (10,812,604)
                                                                             ------------     ------------         ------------
Cash flows from financing activities
       Contributions from shareholders                                                  -       51,400,840           51,400,840
       Syndication costs                                                                -       (5,501,727)          (5,501,727)
                                                                             ------------     ------------         ------------

            Net cash provided by financing activities                                   -       45,899,113           45,899,113
                                                                             ------------     ------------         ------------
                 Net (decrease) increase in cash and cash equivalents          (4,538,943)      36,362,893           31,823,950

                 Cash and cash equivalents, beginning of period                36,362,893                -                    -
                                                                             ------------     ------------         ------------
                 Cash and cash equivalents, end of period                    $ 31,823,950     $ 36,362,893         $ 31,823,950
                                                                             ============     ============         ============

   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY L FUND, LLC

                        (An exploratory stage enterprise)

                      NOTES TO AUDITED FINANCIAL STATEMENTS
                      (Information as of June 30, 2005 and
              for the six months ended June 30, 2005 is unaudited)

1. Organization and Purpose

The Ridgewood Energy L Fund, LLC ("Fund"), a Delaware limited liability company, was formed on May 27, 2004 and operates pursuant to a limited liability company agreement ("Agreement") dated July 1, 2004 by and among Ridgewood Energy Corporation ("Manager"), and the shareholders of the Fund.


The Fund was organized to acquire, drill, construct and develop natural gas and oil properties located in the United States offshore waters of Texas and Louisiana in the Gulf of Mexico. To date, the Fund has not earned revenue from these operations and is considered in the exploratory stage.

The Manger performs (or arranges for the performance of) the management and administrative services required for Fund operations. Such services include, without limitation, the administration of shareholder accounts, shareholder relations and the preparation and dissemination of tax and other financial information. In addition, the Manager provides office space, equipment and facilities and other services necessary for Fund operations. The Manager also engages and manages the contractual relations with outside custodians, depositories, accountants, attorneys, broker dealers, corporate fiduciaries, insurers, banks and others as required. (Notes 2, 4 and 5)


2. Summary of Significant Accounting Policies

     Unaudited Interim Financial Information

The accompanying unaudited interim balance sheet as of June 30, 2005, the statement of operations for the periods ended June 30, 2005, the statement of cash flows for the periods ended June 30, 2005 and the statement of changes in shareholders' capital for the periods ended June 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Fund's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the Fund's statement of financial position at June 30, 2005, its results of operations and its cash flows for the period ended June 30, 2005. The results for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005.

     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Manager reviews its estimates, including those related to environmental liabilities, impairment allowance and determination of proved reserves. Actual results may differ from those estimates.

     Oil and gas properties


Investments in oil and gas properties are operated by unaffiliated entities ("Operators") who are responsible for drilling, administering and producing activities for leases jointly owned by working interest owners pursuant to the terms of the applicable Operating Agreements. The Fund's portion of exploration, drilling, operating and capital equipment expenditures relating to the wells are advanced and billed by Operators through authorization for expenditures.

The successful efforts method of accounting for oil and gas producing activities is followed. Costs to acquire mineral interests in oil and gas properties, drill and equip exploratory wells to find proved reserves, drill and equip developmental wells and related asset retirement costs are capitalized.

In April 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position FAS 19-1, "Accounting for Suspended Well Costs." FAS 19-1 has been applied to the Fund's financial statements to the earliest period presented. Costs of acquisition of mineral interests and drilling exploratory wells are capitalized pending determination of whether the well has found proved reserves. Capitalized exploratory drilling costs are assessed on a quarterly basis for impairment of value by evaluating and monitoring if sufficient progress is made on assessing the reserves. Capitalized costs are expensed as dry hole costs in the event of impairment or reserves are determined to be not proved. Dry hole costs were $880,266 and $2,880,728 for the six months ended June 30, 2005 and the period from May 27, 2004 (inception) to December 31, 2004, respectively.

Capitalized acquisition costs of producing oil and gas properties after recognizing estimated salvage values are depreciated and depleted by the unit-of-production method.


     Revenue Recognition

Oil and gas sales will be recognized when delivery is made by the Operator to the purchaser and title transferred, i.e., production has been delivered to a pipeline or transport vehicle.


The volume of gas sold by the operator on the Fund's behalf may differ from the volume of gas to which the Fund is entitled. The Fund accounts for such gas production imbalances by the entitlements method. Under the entitlements method, the Fund recognizes a receivable from other working interest owners for volumes oversold by other working interest owners, and a payable to the other working interest owners for volumes oversold by the Fund. For the periods ended June 30, 2005 and December 31, 2004, there were no gas-balancing arrangements between the Fund and other working interest owners..


Interest income is recognized when earned.

     Syndication Costs

Costs associated with offering the Fund's shares including professional fees, selling expenses and administrative costs payable to the Manager, affiliate of the Manager and outside brokers are reflected as a reduction of shareholders' capital.

     Asset Retirement Obligations


For a substantial portion of the assets, there are obligations to perform removal and remediation activities when the asset is retired. Through June 30, 2005, asset retirement obligations have been determined to be insignificant to have a material effect on the operations of the Fund.


     Impairment of Long-Lived Assets

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, the long-lived assets, such as oil and gas properties, are evaluated when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is made by comparing the carrying value to the estimated future undiscounted cash flows attributable to that asset. The impairment loss recognized is the excess of the carrying value over the future discounted cash flows attributable to the asset or the estimated fair value of the asset.

     Depletion and Amortization

Acquisition costs of proved properties are depleted (or amortized) on the basis of units of production and total estimated units of proved, developed and undeveloped reserves. Other capitalized costs on proved properties are depleted (or amortized) on the basis of units of production and total estimated units of proved developed reserves.

     Income Taxes

No provision is made for income taxes in the financial statements as the income or losses are passed through and included in the tax returns of the individual shareholders.

     Cash and cash equivalents

All highly liquid investments with maturities when purchased of three months or less are considered as cash and cash equivalents. At times, bank deposits may be in excess of federal insured limits.


     Income and Expense Allocation

Profits and losses are to be allocated 85 % to shareholders in proportion to their relative capital contributions and 15% to the Manager, except for items of expense, loss, deduction and credit attributable to the expenditure of shareholders' capital contributions which are allocated 99% to shareholders and 1% to the Manager.


3.   Capitalized Exploratory Drilling Costs

The following table reflects the net changes in capitalized exploratory well costs for the periods May 27, 2004 (inception) through December 31, 2004 and the six months ended June 30, 2005.


                                                                                  May 27, 2004
                                                                Six months        (inception)
                                                                ended June        to December
                                                                30, 2005          31, 2004
                                                                (Unaudited)

Balance - beginning of period                                     $3,844,685      $         0-


Additions to capitalized drilling costs                            3,980,935         3,844,685
  pending the determination of proved reserves

Reclassifications to proved properties based on the determination of proved reserves

Capitalized exploratory drilling costs charged to                         0-                0-
  dry hole costs

Balance - end of period                                           $7,825,620        $3,844,685
                                                                  ==========        ==========

As of December 31, 2004, the Fund has capitalized exploratory drilling costs in South Timbalier #77 of $3,844,685 and additional exploratory drilling cost of $3,980,935 capitalized through June 30, 2005. Exploratory drilling in South Timbalier #77 commenced in January 2005 and both wells began producing in August 2005. As of June 30, 2005 and December 31, 2004, the Fund has no capitalized exploratory drilling costs greater than a year since the drilling phase has ended.

4.   Distributions

Distributions to shareholders are allocated in proportion to the number of shares held.

The Manager will determine whether Available Cash from Operations, as defined, is to be distributed. Such distribution will be allocated 85% to the shareholders and 15% to the Manager.

Available Cash from Dispositions, as defined, will be paid 99% to shareholders and 1% to the Manager until the shareholders have received total distributions equal to their capital contributions. After shareholders have received distributions equal to their capital contributions, 85% of Available Cash from Dispositions will be distributed to shareholders and 15% to the Manager. There have been no distributions made by the Fund.

5.  Transactions with Manager

The Manager is paid an investment fee of 4.5% of initial capital contributions. Fees are payable for services of investigating and evaluating investment opportunities and effecting transactions when the capital contribution is made. For 2004, the Manager was paid investment fees of $2,315,967.

A management agreement provides that the Manager render management, administrative and advisory services. For such services, the Manager receives an annual management fee, payable monthly, of 2.5% of total capital contributions. For the six months ended June 30, 2005, a management fee of $642,514 was paid. For 2004, the Manager was paid management fees of $549,306.

The Manager was paid an offering fee which approximated 3.5% of capital contributions to cover expenses incurred in the offer and sale of shares. Such offering fee was included in syndication costs (Note 2). For 2004, the Manager was paid an offering fee of $1,801,319.

From time to time, short-term payables and receivables, which do not bear interest, arise from transactions with affiliates in the ordinary course of business. As of June 30, 2005 and December 31, 2004, no amounts were outstanding.

In 2004, Ridgewood Securities Corp., a registered broker dealer affiliated with the Manager, was paid selling commissions and placement fees of $201,500 and $514,613, respectively, for shares sold which are reflected in syndication costs (Note 2).

The Fund co-invests with affiliated funds managed by the Manager to acquire and develop oil and gas projects.


6.  Fair Value of Financial Instruments

As of June 30, 2005 and December 31, 2004, the carrying value of cash and cash equivalents, receivables, and accounts and accrued expenses payable approximate fair value. Cash and cash equivalents consist of money market funds.

7.  Commitment and Contingencies

     Environmental Considerations

The exploration for and development of oil and gas involves the extraction, production and transportation of materials which, under certain conditions, can be hazardous or cause environmental pollution problems. The Manager and the Operators are continually taking action they believe appropriate to satisfy applicable federal, state and local environmental regulations and do not currently anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings or the competitive position in the oil and gas industry. However, due to the significant public and governmental interest in environmental matters related to those activities, the Manager cannot predict the effects of possible future legislation, rule changes, or governmental or private claims.

     Salvage Fund


Pursuant to the Fund's Operating Agreement, a portion of monthly net revenue is required to be deposited in Salvage Funds, which will be separated into interest bearing accounts, until a Salvage Fund contains an amount equal to the anticipated cost of dismantling and removing production wells and platforms, in accordance with applicable federal and state laws and regulations. Currently, the Fund has not established any salvage fund.


     Insurance Coverage

The Fund is subject to all risks inherent in the exploration for and development of oil and gas. Insurance coverage as is customary for entities engaged in similar operations is maintained, but losses may occur from uninsurable risks or amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon earnings and financial position.

8.  Subsequent Events


In the second quarter of 2005, the Fund acquired a working interest in Main Pass
155. In August 2005, one of the wells was determined to be a dry hole. Exploratory drilling costs of $975,826 are reflected as dry hole costs on the accompanying Statement of Operations for the six months ended June 30, 2005.


In July 2005, the Fund signed a Participation Agreement for approximately $6.5 million for a 25% working interest with Apache Corporation to operate a well (East Cameron 48). The well started drilling in August 2005.

9.   Costs Relating to Oil and Gas Activities

The Fund is engaged solely in oil and gas activities, all of which are located in the United States offshore waters of Texas and Louisiana in the Gulf of Mexico. Costs capitalized for these activities are as follows:

                                                  December 31, 2004
                                                  -----------------

Leasehold acquisitions at cost                         $1,441,757
Drilling costs                                          2,402,928
                                                       ----------
                                                       $3,844,685
                                                       ----------

The following costs were incurred for the Fund's oil and gas activities:

                                                   For the period
                                              May 27, 2004 (Inception)
                                                      through
                                                 December 31, 2004
                                                 -----------------

Property acquisition costs                             $1,441,757
Exploratory drilling costs                              2,402,928
Dry hole costs                                          2,880,728
                                                       ----------
                                                       $6,725,413
                                                       ----------